Consent of Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in the Statement of Additional Information and to the use of our report dated February 3, 2000 with respect to the financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 17, 2000 with respect to the financial statements of IDS Life of New York Accounts 5, 4, 6, 13, 12, 10, 9, 14, and 11, included in Post-Effective Amendment No. 8 to the Registration Statement (Form N-4, No. 33-52567) and related Prospectus for the registration of the Employee Benefit Annuity Contracts to be offered by IDS Life Insurance Company of New York.



                                                  /s/  Ernst & Young LLP



Minneapolis, Minnesota
April 24, 2000